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                                                                     EXHIBIT 8.1


                               October 27, 1998


Coyne International Enterprises Corp.
140 Cortland Avenue
Syracuse, New York 13221
Attn: Thomas M. Coyne
Chairman of the Board, President
and Chief Executive Officer

     Re:  Coyne International Enterprises Corp.\Registration
          Statement on Form S-4 (Registration No. 333-60247)
          --------------------------------------------------

Gentlemen:

     We have acted as counsel to Coyne International Enterprises Corp., a New York Corporation (the "Company"), in connection with a Registration Statement on Form S-4 (Registration No.333-60247)(the "Registration Statement"), of which a prospectus (the "Prospectus") is a part, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the AAct@), relating to an offer by the Company to exchange its 11 1/4% Series B Senior Subordinated Notes due 2008, which have been registered under the Act, for any and all of its outstanding 11 1/4% Series A Senior Subordinated Notes due 2008. This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K.

     In connection with the opinion rendered below, we have examined the Registration Statement and certain other documents that we deemed necessary to examine in order to issue the opinions set forth below. In rendering our opinion, we have assumed that each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended after execution thereof subsequent to our review.
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     We express no opinions except as set forth below and our opinion is based solely upon the facts as set forth in the Registration Statement. Accordingly, we express no opinion as to tax matters that may arise if, for example, the facts are not as set forth in the Prospectus.

     Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the U.S. Internal Revenue Service. Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the opinion set forth below.

     Based on and subject to the foregoing and our consideration of such other matters as we have deemed necessary or appropriate, we are of the opinion that, while the descriptions of federal income tax consequences contained in the Prospectus do not purport to discuss all possible federal income tax consequences of the Exchange under present laws and regulations, such descriptions are, in all material respects, fair summaries of the federal income tax consequences of the Exchange to the holders of the Notes.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

     The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and may not be relied upon for any purpose by any other person without our express written consent.

                              Very truly yours,


                              BLANK ROME COMISKY & McCAULEY LLP